Exhibit 3.371

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESLEY HEALTH SYSTEM LLC

TABLE OF CONTENTS

ARTICLE 1
CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1

ARTICLE 2
INTERESTS IN AND CAPITAL OF THE COMPANY		7
2.1	Units; Percentage Shares	7
2.2	Initial Capital Contributions	7
2.3	Assessments	8
2.4	Return of Capital	8
2.5	Limited Liability of Members, Assignees and Directors	8
2.6	Options and Other Rights to Purchase Units	8
2.7	Restoration of Deficit Capital Account	9
2.8	Restrictions on Sale or Exchange	9

ARTICLE 3
ALLOCATIONS AND DISTRIBUTIONS		9
3.1	Allocation of Profits	9
3.2	Allocation of Losses	9
3.3	Special Allocations	10
3.4	Curative Allocations	12
3.5	Other Allocations Rules	12
3.6	Tax Allocations: Code Section 704(c)	13
3.7	Allocations with Respect to Transferred Interests	13
3.8	Allocation Definitions	14
3.9	Distributions	15

ARTICLE 4
MANAGEMENT OF THE COMPANY’S AFFAIRS; BOARD OF DIRECTORS		16
4.1	General Powers of the Board of Directors	16
4.2	Composition of Board of Directors	16
4.3	Regular Meetings	16
4.4	Special Meetings	16
4.5	Notice of Special Meetings	17
4.6	Quorum of Directors	17
4.7	Manner of Acting; Super-Majority Vote	17
4.8	Informal Action by Board of Directors	18

i

4.9	Participation by Electronic Means or Proxy	18
4.10	Resignation	18
4.11	Removal	18
4.12	Committees	18
4.13	Presumption of Assent	18
4.14	Duty of Loyalty; Conflicts of Interest	18
4.15	Liability and Indemnity of the Directors and Officers	19
4.16	Related Party Transactions	19

ARTICLE 5
OFFICERS		20
5.1	Number	20
5.2	Election	20
5.3	Compensation	20
5.4	Removal and Vacancies	20
5.5	President	20
5.6	Vice Presidents	21
5.7	Secretary	21
5.8	Assistant Secretary	21
5.9	Treasurer	21
5.10	Assistant Treasurer	21

ARTICLE 6
MEMBERS		22
6.1	Admission of New Members	22
6.2	Meetings	22
6.3	Quorum	22
6.4	Manner of Acting	22
6.5	Proxies	22
6.6	Voting by Certain Members	22
6.7	Action by Members Without a Meeting	23
6.8	Voting by Ballot	24
6.9	Waiver of Notice	24
6.10	Resignation or Withdrawal	24
6.11	Business Activities of Members	24

ARTICLE 7
TRANSFERS OF MEMBERSHIP INTERESTS BY MEMBERS		24
7.1	Transfers	24
7.2	Effect of Permitted Transfer	24
7.3	Prohibited Transfers	25
7.4	Exceptions to Restrictions	25

ARTICLE 8
PURCHASE RIGHTS AND OPTIONS		25
8.1	Purchase Right	25
8.2	Put Rights of Participating Physicians	27
8.3	Right to “Call” Interest	27
8.4	Company’s Right to Purchase	29
8.5	Tag Along/Co-Sale Rights on Transfers by Hattiesburg and Forrest	30
8.6	Tax Treatment of Acquisitions of Interests by Company	30
8.7	Loss of Voting Rights	31

ARTICLE 9
DISSOLUTION AND LIQUIDATION OF THE COMPANY		31
9.1	Dissolving Events	31
9.2	Method of Liquidation	32
9.3	Reasonable Time for Liquidation	32
9.4	Distribution to Liquidating Trust	32
9.5	Date of Termination	32
9.6	Certificate of Cancellation	33

ARTICLE 10
COMPANY FUNDS AND ACCOUNTING		33
10.1	Books of Account; Records and Information	33
10.2	Period and Method of Accounting	33
10.3	Reports	33
10.4	Tax Elections	33
10.5	Tax Matters Manager	34

ARTICLE 11
MANAGEMENT OF MEDICAL FACILITY		34
11.1	Advisory Board	34
11.2	Bylaws and Meetings of Advisory Board	34
11.3	Administrator/CEO of Medical Facility	34
11.4	Amendment	35

ARTICLE 12
GENERAL		35
12.1	Covenant Not to Compete	35
12.2	Filings	36
12.3	Status of Company for Tax Purposes	36
12.4	Waiver of Action for Partition	36
12.5	Nonrecourse Loans	36
12.6	Notice	37

12.7	Amendment	37
12.8	Binding Effect	37
12.9	Construction	37
12.10	Survival of Provisions	37
12.11	Integrated Agreement	37
12.12	Governing Law	38
12.13	Arbitration of Disputes	38

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESLEY HEALTH SYSTEM LLC

This Limited Liability Company Agreement (“Agreement”) of WESLEY HEALTH SYSTEM LLC (the “Company”, formerly known as Hattiesburg Health System LLC) is made and entered into on August 28, 1997, effective as of July 9, 1997 (the “Effective Date”), by and among QHG OF HATTIESBURG, INC., a Mississippi corporation (“Hattiesburg”), QHG OF FORREST COUNTY, INC., a Mississippi corporation (“Forrest”), and each of the physicians, physician practice entities or other persons (individually or collectively, “Participating Physician(s)”) who are or become signatories to or otherwise bound by this Agreement (each of the foregoing, and each additional Person admitted as a member of the Company, shall be referred to individually as a “Member” and collectively as “Members”).

A.	Hattiesburg formed the Company as a Delaware limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq., as it may be amended or succeeded from time to time (the “Act”)) by filing a Certificate of Formation with the Office of the Delaware Secretary of State on July 9, 1997.

B.	The Members desire to enter into this Agreement to set forth the provisions governing the management and conduct of the business of the Company and the rights and obligations of the Members.

The Members, in consideration of the foregoing premises and their mutual covenants and agreements set forth herein, agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below (certain other definitions may be found in Section 3.8 or elsewhere in this Agreement):

1.1.1 Affiliate shall mean, when used with reference to a specified Person: (i) any Person that, directly or indirectly, through one or more intermediaries or by contractual agreement, controls or is controlled by or is under common control with the specified Person; (ii) any Person that is an officer of, partner in, or director of, or trustee of, or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, partner, director, or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of the outstanding voting securities of, or otherwise has a substantial beneficial interest in, the specified Person, or of which the specified Person is, directly or indirectly, the owner of 10% or more of any class of voting securities of, or in which the specified Person has a substantial beneficial interest; and (iv) any spouse, brothers, sisters, ancestors and descendants of the specified Person. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the term “voting securities” includes, without limitation, partnership interests and limited liability company interests.

1.1.2 Bankruptcy or Bankrupt shall mean, with respect to any Person, the adjudication of bankruptcy, declaration of insolvency, or the assignment for the benefit of creditors of or by such Person, the subjection of part or all of the property of such Person to the control and direction of a receiver, which receivership is not dismissed within ninety (90) days of such receiver’s appointment, or the filing by such Person or the involuntary filing against such Person of a petition for relief under any federal or other bankruptcy or insolvency law or for an arrangement with creditors which is not dismissed within ninety (90) days.

1.1.3 Business shall mean any lawful activity related to, and in furtherance of, the ownership, operation and management of the Hospital and related health care services businesses.

1.1.4 Capital Account shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

1.1.4.1 To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, the Member’s distributive share of Profits and any items in the nature of income or gain that are specifically allocated to such Member pursuant to Section 3.3 or 3.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Person.

1.1.4.2 To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, the Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 3.3 or 3.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

1.1.4.3 In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; provided, however, that no transfer of an Interest shall, in and of itself, relieve the transferor of any obligation to the Company, including, but not limited to, any such transferor’s obligation to contribute to the capital of the Company.

1.1.4.4 In determining the amount of any liability for purposes of Subsections 1.1.4.1 and 1.1.4.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with these Regulations. In the event the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property, or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Board of Directors may make such modification. provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 3.9 or under Article 9 hereof upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

1.1.5 Capital Contribution shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed at any time to the Company with respect to such Member’s Interest in the Company.

1.1.6 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.1.7 Company Property shall mean any and all interests and rights of any type or nature in all real and personal property, tangible and intangible, owned or acquired by the Company, including, without limitation, the Hospital and all assets used in connection with the Hospital which are owned by the Company.

1.1.8 Depreciation shall mean for each fiscal year or other shorter period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

1.1.9 Distributable Cash shall be defined for the applicable period of time as (i) the sum of (a) all cash receipts from all sources from the operations of the Company during such period, excluding the proceeds of indebtedness of the Company or from the issuance of additional Interests for cash, and (b) any reduction in reserves established by the Board of Directors in prior periods as set forth below, less (ii) the sum of (aa) all cash disbursements of the Company during such period of time, including without limitation, disbursements by the Company on behalf of or amounts withheld with respect to, Members of the Company in the capacity of Members but only if such withheld amounts are pursuant to Subsection 3.9.3 hereof, if any, debt service (including the payment of principal, premium and interest), capital expenditures and redemptions of Interests in the Company pursuant to Section 736 of the Code, and (bb) any Reserves. “Reserves” shall mean the sum of: (a) 15 days operating cash computed by multiplying 15 times the average daily actual cash disbursement for the previous three months excluding cash disbursements for capital expenditures and (b) budgeted capital expenditures for the succeeding three months.

1.1.10 Gross Asset Value shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

1.1.10.1 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Members and the Company, provided that the initial Gross Asset Values of the assets contributed by the Members pursuant to Section 2.2 hereof shall be the agreed values set forth on an exhibit to each Member’s signature page to this Agreement;

1.1.10.2 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors, as of the following times: (a) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic rights of the Members in the Company;

1.1.10.3 The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board of Directors; and

1.1.10.4 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m) and Section 3.5 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection 1.1.10.4 to the extent the Board of Directors determines that an adjustment pursuant to Subsection 1.1.10.2 is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection 1.1.10.4.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 1.1.10.1, 1.1.10.2, or 1.1.10.4 such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.1.11 Hospital shall mean all the assets and properties the Company acquired from Wesley Health System, Inc., and its Affiliates pursuant to the Purchase Agreement, together with additions thereto and reduced by dispositions since such acquisition.

1.1.12 Interest shall mean a Member’s entire ownership interest in the Company at any particular time, including its Percentage Share and the rights and obligations of such Member provided herein or in the Act.

1.1.13 Liquidating Event shall mean any of the events listed in Section 9.1 requiring the dissolution, winding up and liquidation of the Company and its assets.

1.1.14 Person shall mean any individual, corporation, partnership, limited liability company, professional association, company, trust, estate or other entity.

1.1.15 Profits and Losses shall mean, for each fiscal year or other shorter period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1.1.15.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Subsection 1.1.15 shall be added to such taxable income or loss;

1.1.15.2 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1 (b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection 1.1.15 shall be subtracted from such taxable income or loss;

1.1.15.3 In the event the Gross Asset Value of any Company asset is adjusted pursuant to Subsection 1.1.15.3 or 1.1.15.4 hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

1.1.15.4 Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

1.1.15.5 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other shorter period, computed in accordance with Subsection 1.1.15 hereof; and

1.1.15.6 To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

1.1.15.7 Notwithstanding any other provisions of this Subsection 1.1.15, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

1.1.16 Purchase Agreement shall mean that Asset Purchase Agreement by and among the Company, Wesley Health System, Inc. and the other parties named therein dated July 10,1997 pursuant to which the Company shall acquire the Hospital.

1.1.17 Regulations shall mean those regulations promulgated by the United States Treasury Department under the Code, as such regulations may be amended at any time and from time to time (including corresponding provisions of succeeding regulations).

ARTICLE 2

INTERESTS IN AND CAPITAL OF THE COMPANY

2.1 Units: Percentage Shares. Each Member’s Interest in the Company shall be denominated in “Units”, or fractions thereof. A Member’s “Percentage Share” in the Company shall be obtained by converting to a percentage the fraction having as its numerator the number of Units held by such Member and having as its denominator the aggregate number of Units held by all Members at the time. The initial Units and Percentage Share of each Member shall be set forth opposite such Member’s name on Exhibit 2.1 attached hereto. Thereafter, such Percentage Share shall be adjusted from time to time in accordance With the terms of this Agreement including Sections 2.1, 2.3 and 2.6 and Articles 7 and 8 hereof. All such adjustments shall be reflected on Exhibit 2.1 hereto, which shall be revised as a result thereof through the execution of a revised Exhibit 2.1 by the Company’s President. In case of any conflict between two Exhibits 2.1, the exhibit having the latest date shall be conclusive and binding for all purposes, absent manifest error.

2.2 Initial Capital Contributions. The Initial Capital Contribution of Hattiesburg, Forrest and each Participating Physician shall be cash, assets and/or promissory notes in the amounts set forth on an exhibit attached to each such Member’s signature page to this

Agreement. A Member shall be liable only to make the initial Capital Contribution described herein. Except as provided in the Act, after such Member’s initial Capital Contribution shall be fully paid, such Member shall not be required to make any further Capital Contributions or to lend any funds to the Company.

2.3 Assessments. The Board of Directors is empowered to make assessments in such amounts as determined from time to time by the Board of Directors to fund the operations and capital needs of the Company. Assessments shall be made pro rata based on each Member’s Percentage Share. Such assessments shall be reasonable when considering the cash available and to be available from other sources and such needs. Each Member shall have the right to determine if they wish to comply with an assessment. If any Member does not comply with an assessment, Hattiesburg or Forrest shall have the right to pay such assessment and have it treated as an assessment against Hattiesburg or Forrest and a contribution of capital by Hattiesburg or Forrest. The capital accounts of all Members who pay the assessment shall be adjusted pursuant to Section 2.1 and each such Member shall receive a proportional increase in its number of Units and Percentage Share.

2.4 Return of Capital. Except as provided in Articles 3 and 9, no Member or assignee shall have the right to demand or receive a return of all or any part of such Member’s initial or additional contributions to the capital of the Company, or to receive any specific property of the Company. No Member (or assignee) shall be entitled to any interest on such Member’s Capital Account.

2.5 Limited Liability of Members. Assignees and Directors. Except as provided in this Section 2.5, no Member, assignee or Director shall be personally liable for the acts, debts, liabilities, or other obligations of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, assignee or Director, employee or agent of the Company. Except as otherwise provided herein, each Member, Director and assignee shall be liable only to make the Capital Contributions that it has agreed to make and for such person’s own acts and conduct.

2.6 Options and Other Rights to Purchase Units. The Board of Directors shall have the right to grant or sell options and other rights, including convertible securities, for the purchase of Units to Persons who provide services or other things of value to the Company, including employees of the Company, and to have the Company purchase, either directly or through a nominee, or to have issued, the Units as necessary or appropriate to permit the Company to fulfill the terms of any such options, rights or purchases. The Board of Directors may establish plans for the issuance of such options or rights to such Persons or for the purchase of Units by such Persons.

2.7 Restoration of Deficit Capital Account. In the event a Member, following a Liquidating Event, has a deficit in its Capital Account as a result of a distribution previously made pursuant to this Agreement, then notwithstanding the provisions of Section 2.2 such Member shall be obligated to pay to the Company an amount equal to such deficit. Any Member required to so contribute shall contribute the amount of such deficit within 30 days of a request for such payment from the Board of Directors. No Member shall have any liability for restoration of any other Member’s negative Capital Account balance.

2.8 Restrictions on Sale or Exchange. The Interests have not been registered under the Securities Act of 1933, as amended, but were issued pursuant to an exemption from such registration. Notwithstanding any provisions to the contrary in this Agreement, no reoffers, reoffers for sale, resale or transfer of the Interests may be made except pursuant to an exemption from such registration under the Securities Act of 1933 and applicable state law evidenced by an opinion of counsel in form and by counsel reasonably satisfactory to the Board of Directors. Furthermore, no transfer of Interests may be made except upon receipt of an opinion of counsel in form and by counsel reasonably satisfactory to the Board of Directors that the ownership of the Interest by the assignee shall not violate either the Medicare fraud and abuse statute or the federal, Delaware or Mississippi Stark Bill.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocation of Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any fiscal year or other shorter period shall be allocated among Members in accordance with their respective Percentage Shares.

3.2 Allocation of Losses. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any fiscal year or other shorter period shall be allocated among Members in accordance with their respective Percentage Shares.

3.2.1 The Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2, the limitation set forth in this Subsection 3.2.1 shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Section 1.704-1 (b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Subsection 3.2.1 shall be allocated among the Members in accordance with their respective Percentage Shares.

3.3 Special Allocations. The following special allocations shall be made in the following order (the definition of capitalized terms used in this Article 3, not previously defined herein are set forth in Section 3.8):

3.3.1 Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 3, if there is a net decrease in Company Minimum Gain during any Company fiscal year or other shorter period, each Member shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Subsection 3.3.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

3.3.2 Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 3 except Subsection 3.3.1, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year or other shorter period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Subsection 3.3.2 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

3.3.3 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection 3.3.3 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Subsection 3.3.3 were not in the Agreement.

3.3.4 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year or other shorter period that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection 3.3.4 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been tentatively made as if Subsection 3.3.3 hereof and this Subsection 3.3.4 were not in the Agreement.

3.3.5 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other shorter period shall be specially allocated among the Members, in accordance with their respective Percentage Shares.

3.3.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other shorter period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

3.3.7 Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his or her Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.3.8 Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

3.3.9 Imputed Interest. To the extent the Company has taxable interest income with respect to any promissory note pursuant to Section 483 or Sections 1271 through 1288 of the Code:

3.3.9.1 Such interest income shall be specially allocated to the Member to whom such promissory note relates; and

3.3.9.2 The amount of such interest income shall be excluded from the Capital Contributions credited to such Member’s Capital Account in connection with payments of principal with respect to such promissory note.

3.4 Curative Allocations. The allocations set forth in Subsections 3.2.1, 3.3.1, 3.3.2, 3.3.3, 3.3.4, 3.3.5, 3.3.6 and 3.3.7 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, 3.3.8, 3.3.9, and 3.5. In exercising its discretion under this Section 3.4, the Board of Directors shall take into account future Regulatory Allocations under Subsections 3.3.1 and 3.3.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Subsections 3.3.5 and 3.3.6.

3.5 Other Allocations Rules.

3.5.1 Basis for Determining Profits or Losses. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors on a consistent basis using any permissible method under Code Section 706 and the Regulations thereunder.

3.5.2 Distributions of Cash treated as proceeds from Nonrecourse Liability or Member Nonrecourse Debt. To the extent permitted by Sections 1.704-2(h)(3) of the Regulations, the Board of Directors shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

3.5.3 Allocations of Items Not Otherwise Allocated. Except as otherwise provided in this Agreement, all items of Company income, gain, credit, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such fiscal year or other shorter period.

3.5.4 Allocations Binding. The Members are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their respective shares of Company income and loss for income tax purposes. The Members further intend that pursuant to Regulations Section 1.704-1(b)(3), the Members’ respective interests in the Company are equal to their respective Percentage Shares for purposes of complying with Section 704(b) of the Code.

3.6 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

3.7 Allocations with Respect to Transferred Interests.

3.7.1 General Rule. If any Member’s Interest is transferred, or is increased or decreased by reason of the admission of a new Member, or otherwise, during any fiscal year or other shorter period of the Company, Profits or Losses and any other item of income, gain, loss, deduction or credit of the Company for such fiscal year or other shorter period shall be allocated among the Members in accordance with their varying respective Percentage Shares which they had from time to time during such fiscal year or other shorter period in accordance with Code Section 706(d).

3.7.2 Accounting Convention. For convenience in accounting, the Company may, to the extent permitted by law, treat a transfer of an Interest, or an increase or decrease of a Member’s Percentage Share, that occurs at any time during a month (commencing with the month including the date of this Agreement) as having been consummated on the first day of that month, regardless of when during that month, the transfer, increase or decrease actually occurs, or adopt such other convention as the Board of Directors may lawfully select.

3.7.3 Sale or Other Disposition of All Assets. Notwithstanding anything in Section 3.6 to the contrary, gain or loss of the Company realized in connection with the sale or other disposition of all or substantially all Company Property and/or the liquidation of the Company shall be allocated only to Members who own Interests as of the date such transaction occurs.

3.8 Allocation Definitions.

3.8.1 Adjusted Capital Account Deficit shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year or other shorter period, after giving effect to the following adjustments:

3.8.1.1 Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

3.8.1.2 Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

3.8.2 Nonrecourse Deductions has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

3.8.3 Nonrecourse Liability has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

3.8.4 Member Nonrecourse Debt has the meaning set forth in Section 1.704-2(b)(4) of the Regulations for “Partner Nonrecourse Debt” after substituting therein the word “Member” in place of the word “Partner”.

3.8.5 Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

3.8.6 Member Nonrecourse Deductions has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations for “Partner Nonrecourse Deductions” after substituting therein the word “Member” in place of the word “Partner”.

3.8.7 Company Minimum Gain has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for “Partnership Minimum Gain” after substituting therein the word “Company” in place of the word “Partnership”.

3.9 Distributions.

3.9.1 Distributions of Distributable Cash. The Board of Directors is authorized to make, to the extent legally permissible, distributions on a quarterly basis of Distributable Cash as described in Section 1.1.9, or other property to the Members (or assignees) in accordance with their respective Percentage Shares.

3.9.2 Restrictions on Use of Distributions. Nothing contained herein is intended nor shall be construed or applied to violate the fraud and abuse prohibitions under the Medicare and Medicaid programs.

3.9.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment of taxes of Members or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Section 3.9 for all purposes under this Agreement.

3.9.4 Distributions in Kind. No Member shall have the right to demand or receive distributions of property other than cash. Distributions in kind of Company property, in liquidation or otherwise, shall be made only with the consent of the Board of Directors and only at a value agreed to by the Board of Directors. Prior to any such distribution in kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the Members’ (and assignees’) Capital Accounts in proportion to their Percentage Shares, except as may otherwise be required under Code Section 704(c). Upon the distribution of such property, such agreed value shall be charged to the Capital Accounts of the Members (or assignees) receiving such distribution.

ARTICLE 4

MANAGEMENT OF THE COMPANY’S AFFAIRS:

BOARD OF DIRECTORS

4.1 General Powers of the Board of Directors. The business and affairs of the Company shall be managed by its “Board of Directors” (herein so called) and the persons serving on the Board of Directors (the “Directors”), who shall serve in the capacity of “Managers” as defined in the Act. The Board of Directors shall direct, manage and control the Company’s business to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and do any and all things which the Board of Directors deems necessary or desirable for that purpose, subject to the rights and responsibilities of the Members. Unless expressly authorized by the Board of Directors, no Member shall have any authority to bind or obligate the Company; provided that all acts of Hattiesburg and Forrest on behalf of the Company prior to the adoption of this Agreement are hereby ratified in full.

4.2 Composition of Board of Directors. The Board of Directors shall initially be comprised of three (3) Directors, appointed jointly by Hattiesburg and Forrest. Upon the admission of Participating Physician Members the Board of Directors shall be increased to five (5) Directors consisting of three (3) Directors appointed jointly by Hattiesburg and Forrest and two (2) Directors appointed by the Participating Physicians as a group. The Board of Directors shall annually elect one (1) of the Directors to serve as “Chairman.” The Chairman shall preside over all meetings of the Board of Directors (and any meetings of the Members) and shall have such other duties and responsibilities as the Board of Directors may from time to time designate. In the absence of the Chairman, the President of the Company shall preside over such meetings and carry out the Chairman’s other responsibilities.

4.3 Regular Meetings. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings without other notice than such resolution.

4.4 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of one-third (1/3) of the Directors. The Directors calling the special meeting shall present their request to the Chairman of the Board of Directors, who shall fix any place as the place for holding such special meeting called by the requesting Directors.

4.5 Notice of Special Meetings. Written notice of any special meeting of the Board of Directors setting forth the matters to be discussed at the special meeting shall be given by the Chairman of the Board of Directors as follows:

4.5.1 By mail to each Director at his or her business address at least three (3) days prior to the meeting; or

4.5.2 By personal delivery, telegram or telecopy at least twenty-four (24) hours prior to the meeting to the business address of each Director, or in the event such notice is given on a Saturday, Sunday or holiday, to the residence address of each Director. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice is delivered by telecopy, such notice shall be deemed to be delivered when a confirmation of receipt of the telecopy is printed by the sending telecopier.

4.5.3 Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4.5.4 When any notice is required to be given to a Director, a waiver thereof in writing signed by such Director, whether before, at or after the time stated therein, shall constitute the giving of such notice.

4.6 Quorum of Directors. A majority of the number of Directors provided in Section 4.2 hereof shall constitute a quorum for the transaction of business of the Board of Directors, but if less than such majority is represented at a meeting, a majority of the Board of Directors represented may adjourn the meeting from time to time without further notice.

4.7 Manner of Acting; Super-Majority Vote. Each Director shall have one (1) vote with respect to any matter put to a vote of the Board of Directors. Any Director may act in person or by proxy. The act of all Directors prior to admission of Participating Physician Members, and the act of four (4) or more Directors subsequent to the admission of Participating Physician Members, voting at a meeting at which a quorum is represented shall be deemed the act of a “Super-Majority” of the Board of Directors. The act of the majority of the Directors represented at a meeting at which a quorum is represented shall be deemed the act of the Board of Directors, except that the following actions shall require the vote of a Super-Majority of the Board of Directors: (i) approval of transactions between the Company and any Affiliate not authorized by Section 4.16; (ii) removal of any Director except as provided in Section 4.11; (iii) actions that would be reasonably understood to cause the Company to be taxed other than as a partnership; (iv) amendment of Article 11 of this Agreement except as set forth in Section 11.4 and (v) amendment of this Section 4.7.

4.8 Informal Action by Board of Directors. The Board of Directors may act without meeting by written consents describing the action taken and signed, via facsimile or otherwise, by a number of Directors sufficient to have been the action of the Board of Directors if a meeting had been held. Action taken under this Section 4.8 is effective when sufficient Directors have signed the consent, unless the consent specifies a different effective date.

4.9 Participation by Electronic Means or Proxy. Any Director may participate in a meeting of the Board of Directors by communications equipment by which all persons participating in the meeting can hear each other at the same time, or by written proxy. Such participation shall constitute presence in person at the meeting.

4.10 Resignation. Any Director of the Company may resign at any time by giving written notice to the Chairman of the Board of Directors. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Vacancies created by the resignation of one or more Directors shall be filled as provided in Section 4.2 hereof.

4.11 Removal. A Director may be removed from office upon the Super-Majority vote of Directors; provided, however, that Hattiesburg and Forrest shall have the unilateral right to remove and replace any Director appointed or selected by Hattiesburg or Forrest, respectively, to the Board.

4.12 Committees. The Board of Directors may designate two (2) or more Directors to constitute a committee of the Board, which shall have such authority in the management of the Company as the Board of Directors shall designate.

4.13 Presumption of Assent. A Director of the Company who is present at a meeting of the Board of Directors or committee thereof, at which action on any matter is taken, shall be presumed to have assented to the action taken unless such Director objects at the beginning of such meeting to the holding of the meeting or to the transacting of business at the meeting, unless his or her dissent is entered in the minutes of the meeting, or unless he shall file a written dissent to such action with the presiding officer of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.14 Duty of Loyalty; Conflicts of Interest. The Board of Directors of the Company shall perform its duties and each Director shall perform his or her duties, in good faith, in a manner it reasonably believes to be in the best interests of the Company. Upon appointment and from time to time as appropriate, each Director shall fully disclose to the

Board of Directors any material interest he may have in an issue in which the Company also has an interest. Any such interest that is materially different from the Company’s interest shall constitute a conflict of interest. A Director shall recuse himself from all discussions and shall not vote on an issue as to which he has a conflict of interest. If a Director has a conflict of interest and fails to so recuse himself, the remaining Directors may, by majority vote of those present, vote to exclude the Director from discussions and voting on such issue. No transaction of the Company shall be voidable solely because a Director has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the disinterested Directors, knowing the material facts of the transaction and the Director’s interest therein, authorize or ratify the transaction. Ownership of minor amounts of publicly-traded securities shall not be deemed to constitute a conflicting ownership interest. Further, conflicts of interest of a Director shall be deemed to include conflicts created by dealings of the Director’s immediate family members.

4.15 Liability and Indemnity of the Directors and Officers. Directors and Officers shall be indemnified by the Company with respect to their service as Directors and Officers to the fullest extent permitted by Delaware law.

4.15.1 Notwithstanding any provisions of this Agreement or applicable Delaware law to the contrary, neither a Director nor an Officer shall be personally liable to the Company or to the Members for monetary damages for breach of fiduciary duty, except with respect to (1) any breach of the duty of loyalty; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) any transactions from which the Director or Officer derived an improper personal benefit.

4.15.2 Notwithstanding any provisions of this Agreement or applicable Delaware law to the contrary, neither a Director nor an Officer shall be liable to the Company or to any Member for any action taken or omitted to be taken by such Director or Officer, provided that such Director or Officer acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such action or omission does not involve the gross negligence, willful misconduct or fraud of such Director or Officer.

4.16 Related Party Transactions. The Company is expressly permitted to enter into transactions with any Affiliates, Affiliates of Members or other Persons in which the Company or its Affiliates have an ownership or investment interest or that have an Interest in the Company, provided that the terms of the transactions are not less favorable to the Company than the terms generally governing comparable transactions between unrelated parties in the geographic area in which the Company is located. No transaction or contract to which the Company is or may be a party shall be void, voidable or a breach of fiduciary duty for reason that any Member, or any Affiliate of the Member, is a party thereto.

Additionally, the Company may obtain loans from its Members which are commercially reasonable. Each Member acknowledges that the Company and the Members, or Affiliates thereof, may enter into certain agreements pursuant to which the Member or Affiliate thereof shall be entitled to certain compensation as set forth in such agreement. In addition, the Company is specifically authorized to enter into the agreements set forth on Exhibit 4.16 attached hereto.

ARTICLE 5

OFFICERS

5.1 Number. The officers of the Company shall be chosen by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary and Treasurer. In addition, the President may appoint, or the Board of Directors may elect one or more Assistant Secretaries and one or more Assistant Treasurers who shall have the same duties and authority, respectively, as the Secretary and Treasurer. Any number of offices, other than the President and the Secretary, may be held by the same person, unless the Company’s certificate of formation or this Agreement provide otherwise. No person shall sign any document on behalf of this Company in more than one capacity.

5.2 Election. The officers shall be elected or appointed by the Board of Directors at the first meeting following each annual meeting of Members and shall hold office at the pleasure of the Board of Directors. The President shall be a Director.

5.3 Compensation. The salaries of all officers and agents of the Company shall be fixed by the Board of Directors.

5.4 Removal and Vacancies. The officers of the Company shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors with or without cause, when in the judgment of the Board of Directors the best interest of the Company demands such removal. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

5.5 President. It shall be the duty of the President to preside at all meetings of the Board of Directors at which he is present, unless the Board of Directors shall elect a permanent Chairman; to call special meetings of the Board of Directors whenever he may think such meetings are necessary, or as requested to do so in accordance with this Agreement; to sign all contracts, leases, mortgages, deeds, conveyances and other documents of the Company, which shall be countersigned Secretary or Treasurer where required. He shall have executive management and general supervision and direction affairs of the Company. He shall preside at and make to the annual meeting of the Members of the Company a report covering the operation of the company for the preceding year, together with such suggestions as he may deem proper.

5.6 Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated or in the absence of any designation then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other power as the Board of Directors may from time to time prescribe.

5.7 Secretary. The Secretary shall have the powers granted him under these Bylaws, and shall sign and issue all the calls for the Members’ and Directors’ meetings when properly authorized; shall give notice of such meetings when properly authorized; shall give notice of such meetings to each Member or Director as provided above in this Agreement and as required by law; shall have published all notices of the same required by law to be published; Members’ and Directors’ meetings and shall attest the same after approval of the presiding officer. He shall sign such instruments as require his signature, and he shall make such reports and perform such other duties as are incident to his office, or may be required of him by the Board of Directors.

5.8 Assistant Secretary. The Assistant Secretary, or (if there be more than one) the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

5.9 Treasurer. The Treasurer shall have the custody of all monies and securities of the Company and shall deposit same in the name and to the credit of the Company and shall keep a full and accurate account of the receipts and disbursements in books belonging to the Company and shall disburse the funds of the Company by check or other warrant. He shall render such reports to the President and Board of Directors as may be required of him and shall perform such other duties as may be incident to this office, or may be required of him from time to time by the Board of Directors.

5.10 Assistant Treasurer. The Assistant Treasurer, or, if there e more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and such other powers as the Board of Directors may from time to time prescribe.

ARTICLE 6

MEMBERS

6.1 Admission of New Members. A person may be admitted as a new Member only upon compliance with the following conditions: (i) except as otherwise provided in Section 2.6 or Article 7 or 8, approval by the Board of Directors, (ii) the person shall have executed and delivered such documents as requested by the Board of Directors as may be necessary or appropriate to evidence the person’s consent to be bound by the terms and conditions of this Agreement; (iv) the person shall have contributed to the capital of the Company as required by the Board of Directors; and (v) the person shall have paid or caused to be paid all costs related to such membership, including legal fees and expenses incurred by the Company.

6.2 Meetings. Meetings of the Members shall be held at such time, date and place and upon such notice determined by the Board of Directors.

6.3 Quorum. Members holding more than fifty percent (50%) of the Percentage Share of all Members entitled to vote, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Members so represented may adjourn the meeting from time to time for a period not to exceed thirty (30) days without further notice. However, if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Members whose absence would cause there to be less than a quorum.

6.4 Manner of Acting. If a quorum is present, the affirmative vote of the Members owning a majority of all Percentage Shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Members.

6.5 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting.

6.6 Voting by Certain Members.

6.6.1 Units owned in the name of a corporation may be voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

6.6.2 Units owned in the name of a deceased person, a minor ward or an incompetent person, may be voted by an administrator, executor, court appointed guardian or conservator, either in person or by proxy without a transfer of such Units into the name of such administrator, executor, court appointed guardian or conservator. Units owned in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote Units held by him or her without a transfer of such Units into his or her name.

6.6.3 Units owned in the name of a receiver may be voted by such receiver and Units held by or under the control of a receiver may be voted by such receiver either in person or by proxy, but no receiver shall be entitled to vote Units without a transfer thereof into the receiver’s name.

6.6.4 A Member whose Units are pledged shall be entitled to vote such Units until the Units have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the Units so transferred.

6.6.5 If Units are owned in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same Units, voting with respect to the Units shall have the following effect:

6.6.5.1 If only one person votes, his or her act binds all;

6.6.5.2 If two or more persons vote, the act of the majority so voting binds all;

6.6.5.3 if two or more persons vote, but the vote is evenly split on any particular matter, any person voting the Units may apply to an arbitrator pursuant to Section 12.13 to appoint an additional person to act with the persons so voting the Units. The Units shall then be voted as determined by a majority of such persons and the person appointed by the arbitrator. If a tenancy is held in unequal interests, a majority or even split for the purpose of this subparagraph 6.6.5.3 shall be a majority or even split in interest.

6.7 Action by Members Without a Meeting. The Members may act without meeting by written consents describing the action taken and signed by Members holding Percentage Shares sufficient to have been the action of the Members if a meeting had been held. Action taken under this Section 6.7 is effective when sufficient Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

6.8 Voting by Ballot. Voting on any question or in any election may be by voice vote unless the Board of Directors or at least one-third (1/3) of the Members shall demand that voting be by ballot.

6.9 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. The attendance of a Member at any meeting shall constitute a waiver of notice, waiver of objection to defective notice of such meeting, and a waiver of objection to the consideration of a particular matter at the meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting, the transaction of business at the meeting, or the consideration of a particular matter at the time it is presented at the meeting.

6.10 Resignation or Withdrawal. No Member shall have the right to resign or withdraw from the Company, or to assign its Interest prior to the dissolution and winding up of the Company, except as expressly contemplated by this Agreement or approved in advance in writing by the Board of Directors.

6.11 Business Activities of Members. Except as set forth in Section 12.1, each Member and its Affiliates may engage in other business activities, including but not limited to preferred provider organizations, health maintenance organizations or other health care provider businesses, without liability or accounting to the Company. It shall not be deemed a breach of any Member’s duty of loyalty to the Company for that Member to pursue, for that Member’s own benefit, any opportunity outside the Noncompete Area described in Section 12.1.

ARTICLE 7

TRANSFERS OF MEMBERSHIP INTERESTS BY MEMBERS

7.1 Transfers. Each Member covenants and agrees that the Member will not sell, assign, transfer, alienate, mortgage, pledge or otherwise dispose of or encumber (each a “Transfer”) all or any part of the Member’s Units in the Company to any Person, including the Company, except as expressly authorized by this Agreement.

7.2 Effect of Permitted Transfer. In the event a Member transfers all or any part of the Member’s Units in the Company pursuant to this Agreement, the Company shall continue and the transferee of such Units shall be admitted to the Company as a Member subject to the same obligations, with the same Percentage Share in the Company, and with the same rights in and to the capital, profits, losses and distributions of the Company as the transferring Member had with respect to the Units so transferred; provided, however, that the transferee shall be subject to all of the terms and conditions of this Agreement and shall promptly execute and deliver such documents as requested by the Board of Directors and as may be necessary or appropriate, in the opinion of counsel for the Company, to evidence the transferee’s consent to be bound by such terms and conditions; and provided, further, that if such transfer is a pledge of Units in the Company, then such transferee shall not become a substituted Member and shall only be an assignee.

7.3 Prohibited Transfers. Any attempted Transfer by a Member of all or any part of the Member’s Units in the Company in violation of the terms of this Agreement shall be null and void and of no effect and shall be treated as a resignation by such Member and: (i) if a third party offer has been made, then it shall be treated as an offer to sell the Interest of such Member as provided in Section 8.1, or (ii) otherwise, it shall be treated as an Accountable Event as provided in Section 8.4.

7.4 Exceptions to Restrictions. Notwithstanding the provisions of Articles 7 and 8, neither: (i) a bona fide pledge by Hattiesburg and/or Forrest and bona fide foreclosure thereof or transfer in lieu of foreclosure and transfers thereafter; (ii) the transfer of the stock of Hattiesburg and/or Forrest; (iii) any transfer by Hattiesburg and/or Forrest to one of their Affiliates; (iv) sale of Units to physicians practicing within the marketplace served by the Company who are members of the medical staff of the Hospital; (v) any transfer by Hattiesburg and/or Forrest of up to an aggregate maximum of twenty five percent (25%) of the Units beneficially owned by Hattiesburg or Forrest, respectively; or (vi) any transfer by Hattiesburg and/or Forrest approved by Members holding a majority of the Percentage Shares in the Company, shall be deemed a Transfer pursuant to this Agreement (and shall not be subject to Article 8).

ARTICLE 8

PURCHASE RIGHTS AND OPTIONS

8.1 Purchase Right. Prior to any Transfer by a Member (“Selling Member”), the Company shall have a right of first refusal to purchase (“Purchase Right”) the Interest of the Selling Member as provided in this Section 8.1. The terms of the Purchase Right are as follows:

8.1.1 Offer By Selling Member. In the event a Selling Member desires to make a Transfer, it shall make an offer in writing to the Company (the “Offer”), and the Offer shall include: (i) a statement of the Selling Member’s intention to make a

Transfer, (ii) the name(s) and address(es) of the prospective third party transferee(s), (iii) the number of Units involved in the proposed third party transaction, and (iv) the full terms and conditions of the transaction (which shall include, but not be limited to, a detailed description of the transaction, including the names and addresses of all parties thereto, and the price, time, method and other conditions of payment), including a true copy of the bona fide written offer presented to the Selling Member by the prospective third party transferee(s) (the “Third Party Offer”).

8.1.2 Acceptance of Offer. The Company may, at its option, provide a written notice to the Selling Member of its acceptance of the Offer within 60 days of the date the Company received the Offer. If the Offer is accepted, the provisions of Section 8.1.3 shall govern the Company’s purchase of the Interest that is the subject of the Offer. If the Offer is not accepted, the Selling Member may make a bona fide Transfer to the third party transferee(s) named in the statement attached to the Offer but only in strict accordance with the Third Party Offer.

8.1.3 Purchase Price Determination. The purchase price and the terms and conditions subject to the Offer shall be the same as set forth in the Third Party Offer. The closing of the purchase shall take place at the principal office of the Company and shall occur within 30 days of acceptance of the Offer. At closing, the purchase price shall be paid in accordance with the manner set forth in the Third Party Offer, provided that if the Third Party Offer includes any consideration other than cash, the Company may, at its option, pay in cash the fair market value of such non-cash consideration.

8.2 Put Rights of Participating Physicians. Each Participating Physician who becomes a Member on or before July 1, 1998 shall accrue on each anniversary of the date such physician acquired his or her Units, commencing on the second (2nd) anniversary, the right to put each year an amount not to exceed ten percent (10%) of such Units to the Company at the fair market value (“FAIR MARKET VALUE”) of such Units as determined by an independent appraisal firm selected by the Board of Directors; provided that no more than one (1) such appraisal shall be performed in any one (1) fiscal year of the Company and that such appraisal shall control the determination of FAIR MARKET VALUE for the succeeding twelve (12) months. All put rights set forth in this Agreement will be personal to the holder and shall be nonassignable. Such put rights shall be exercisable on a cumulative basis according to the following table:

Anniversary of Effective Date	Cumulative Purchases
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

The percentages set forth in the foregoing table represent the maximum cumulative totals for all prior and current year purchases. As an example, if the Participating Physician puts thirty percent (30%) of such Units to the Company in the year following the third (3rd) anniversary, the Participating Physician could only put to the Company an additional ten percent (10%) of such Units in the year following the fourth (4th) anniversary. In addition to the foregoing limitations, Members who have paid for their Interests by promissory note shall be permitted to put only that percentage of their Units equal to the percentage of such Member’s Initial Capital Contribution that has been paid in cash at the time of the exercise of the put.

8.3 Right to “Call” Interest.

8.3.1 In the event of any of the following events;

8.3.1.1	death of a Member, or

8.3.1.2	disability of a Member (as defined in the Participating Physician’s employment agreement with the Company), or

8.3.1.3	if any Member shall be determined to be incompetent and incapable of managing his or her affairs by a court of proper jurisdiction, or

8.3.1.4	retirement of a Member (as defined as the permanent cessation of a Participating Physician’s medical practice), or

8.3.1.5	if the employment of a Participating Physician is terminated for any reason,

(any such event shall hereinafter be referred to as a “Disabling Event”), the estate of the deceased, disabled, incompetent, retired or terminated Member, as the case may be (hereinafter, in any such event, referred to as a “Disabled Member”), shall be deemed to have made an offer to sell all the Disabled Member’s Interest to the Company. The Board of Directors may accept such offer on behalf of the Company by giving written notice to the Disabled Member or his or her successors, heirs, personal representative or conservator, as the case may be, of the Company’s intention to purchase the Interest of the Disabled Member at any time prior to the ninetieth (90th) day following the date by which the Board of Directors received written notice of the occurrence of the Disabling Event; provided, however, if the Disabling Event is the death of a Member, such offer may be accepted no later than ninety (90) days after such Disabled Member’s death. The acceptance of such offer by the Company shall also serve as evidence of the consent of all remaining Members to the continued existence and business of the Company under Act § 18-801(4).

8.3.2 Right to “Put” Interest Upon Death or Disability. In the event the Company does not exercise its rights to acquire the Interest of a Disabled Member pursuant to Subsection 8.3.1 upon the occurrence of an event described in Subsection 8.3.1.1, 8.3.1.2 or 8.3.1.3 (but not 8.3.1.4 or 8.3.1.5), then the Disabled Member (or his or her successor, heirs, personal representative or conservator, as the case may be) shall have the right to require the Company to acquire his or her Interest, exercisable by giving written notice to the Company’s President received within sixty (60) days of the expiration of the ninety (90) day period described in section 8.3.1. The purchase price payable, the closing of the purchase and the cessation of such Member’s rights in the Company shall be as described in Sections 8.3.3 and 8.3.4 below, respectively.

8.3.3 Purchase Price. The purchase price paid pursuant to a call under Subsection 8.3.1 or a put under Subsection 8.3.2 shall be the FAIR MARKET VALUE of such Units determined in accordance with Subsection 8.2.1. Notwithstanding anything in this Subsection 8.3.3 to the contrary, in lieu of a purchase price determined as provided in Subsection 8.2.1, the Company and the Disabled Member (or his or her successor, heirs, personal representative or conservator, as the case may be) may agree upon the amount of such purchase price.

8.3.4 Closing of Purchase. The purchase price determined under Subsection 8.3.3 shall be paid by the Company as follows: fifty percent (50%) at closing, twenty-five percent (25%) on the first anniversary of such closing and twenty-five percent (25%) on the second anniversary of such closing. The purchase of the Interest of a Disabled Member shall be closed within sixty (60) days following the date of the Company’s notice accepting the offer under Subsection 8.3.1 or the Participating Physician’s written notice under Subsection 8.3.2. The remaining installments shall be due annually thereafter, on the anniversary of the closing date, and shall bear interest from such closing date, payable annually, at a rate equal to the prime rate prevailing in Hattiesburg, Mississippi at the closing date. At the closing, the Disabled Member, or the Disabled Member’s successor or representative, shall execute and deliver all documents as requested by the Company or that may be necessary or appropriate, in the opinion of counsel for the Company, to effect a transfer to the Company of the Interest being purchased. The Company shall deliver to the successor or representative of the Disabled Member a certified or bank cashier’s check for the first installment of the purchase price and the promissory note of the Company for the subsequent installments. The Company shall have the right to prepay all or any part of the unpaid principal and accrued interest of such note without penalty. Upon delivery to the Disabled Member of the consideration provided for in this Subsection 8.3.4, including the payment of any distribution of cash to which such Member is entitled under this Agreement, the Disabled Member shall cease to be a Member of the Company and shall have no further rights in the Company.

8.4 Company’s Right to Purchase. In the event any Member:

8.4.1 attempts to withdraw from the Company in breach of this Agreement;

8.4.2 suffers a “bankruptcy event” as defined in Act §18-304(a);

8.4.3 makes a Transfer, or attempts to Transfer, any part of his or her Units in the Company in breach of Section 7.1 of this Agreement and such Transfer is not treated as an offer to sell the Interest of such Member pursuant to Section 7.3;

8.4.4 is dissolved, liquidated, terminated or otherwise ceases to exist; or

8.4.5 is responsible for any occurrence, event or state of facts (other than a Disabling Event) that would otherwise cause the dissolution and liquidation of the Company;

(such Member being hereinafter referred to as an “Accountable Member” and any of which events or occurrences is hereinafter referred to as an “Accountable Event”), then the Accountable Member shall be deemed to have made an offer to sell all of such Member’s Interest in the Company to the Company. The Company may accept such offer by giving written notice to the Accountable Member of its intention to purchase the Interest of the Accountable Member at any time prior to the ninetieth (90th) day following the occurrence of the Accountable Event. The acceptance of such offer by the Company shall also serve as evidence of the consent of all remaining Members to the continued existence and business of the Company under Act § 18-801(4).

8.4.6 Purchase Price, Terms and Closing. The purchase of the Interest of an Accountable Member shall be consummated at the price equal to seventy-five percent (75%) of the FAIR MARKET VALUE of such Interest as determined in accordance with Subsection 8.2.1. The purchase price determined under this Subsection 8.4.6 shall be paid by the Company pursuant to the terms of Subsection 8.3.4 as though the Accountable Member were a Disabled Member. Upon delivery to the Accountable Member of the consideration provided for in this Subsection 8.4.6, including the payment of any distribution of cash to which such Member is entitled under this Agreement, the Accountable Member shall cease to be a Member of the Company and shall have no further rights in the Company.

8.5 Tag Along/Co-Sale Rights on Transfers by Hattiesburg and Forrest. Should Hattiesburg or Forrest receive a bona fide offer from an unrelated Person to purchase all, but not less than all, of its Interest, Hattiesburg or Forrest, respectively, shall not consummate the sale to the proposed purchaser until the proposed purchaser shall have offered to buy all other Members’ Interests, subject to the same price, terms and conditions.

8.6 Tax Treatment of Acquisitions of Interests by Company. The parties hereto expressly agree that any withdrawal of all of a Member’s Capital Account pursuant to Article 8 whereby the Company acquires the Interest of one or more Members pursuant to Article 8 shall be treated as a complete liquidation of such Member’s Interest pursuant to Section 736 of the Code. The Members hereby expressly agree and acknowledge that the amount of money (or the fair market value of property) distributed to a Member withdrawing all of his or her Capital Account shall be treated as a payment in liquidation under Section 736(b) of the Code to the extent of the fair market value of the withdrawing Member’s “interest in partnership property” within the meaning of Section 736 of the Code and the excess, if any, of the withdrawal payments shall be treated as a Section 707(c) “guaranteed payment” under Section 736(a) of the Code. Further, if in connection with such transaction, interest is paid to a Member pursuant to the provisions of Article 8, the Members hereby agree and acknowledge that the payment of such interest shall be treated as a “guaranteed payment” which in turn shall be treated as a Code Section 736(a) payment. Finally, by executing this Agreement, each Member has acknowledged and agreed that the provisions of Article 8 regarding the price at which the Company can reacquire the Interests of a Member have been agreed upon at arm’s length as described in the second paragraph of Regulation Section 1.704-1(b)(2)(ii)(b)(3).

8.7 Loss of Voting Rights. Upon the occurrence of a Disabling Event or Accountable Event, no voting rights shall be exercisable with respect to the Interest of the Disabled Member or Accountable Member, respectively, until such time as acquired by the Company pursuant to Article 8.

ARTICLE 9

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1 Dissolving Events. The existence of the Company shall be perpetual provided, however, that the Company shall be dissolved and liquidated upon the occurrence of any of the following events:

9.1.1 The unanimous written agreement of the Members to terminate the Company;

9.1.2 The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a Bankrupt and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

9.1.3 The entry of a final judgment, order or decree of judicial dissolution of the Company issued by a court of competent jurisdiction under the authority of Act § 18-802, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

9.1.4 The administrative dissolution of the Company by action of the Secretary of State of the State of Delaware and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom or to become reinstated;

Notwithstanding any other provision of this Agreement, in no event shall the redemption or purchase of the Interest of a Member by the Company be a dissolving event and any such redemption or purchase by the Company shall constitute and evidence the consent of the Members to the continued existence and business of the Company as provided in Act §18-801(4).

9.2 Method of Liquidation. Upon the happening of any of the events specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs liquidating its assets, and satisfying the claims of its creditors and Members. The Board of Directors shall be responsible for overseeing the winding up and liquidation of the Company. In the course of winding up its affairs, any of the Company’s assets may be sold upon the consent of the Board of Directors, and any proceeds derived from any such sale, together with all assets that are not sold, shall be applied and distributed in the following manner and in the following order of priority:

9.2.1 To the payment of the debts and liabilities of the Company and to the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves that the Board of Directors deems necessary for any contingent liabilities or obligations of the Company. Such reserves shall be paid over to a bank to be held in escrow for the purpose of paying any such contingent liabilities or obligations, and at the expiration of such period as the Board of Directors deems advisable, distributing the balance of such reserves in the manner hereinafter provided; then

9.2.2 To the payment of any liabilities or debts, other than Capital Accounts, of the Company to any of the Members; then

9.2.3 To the Members (and assignees) in accordance with the relative positive balances of their Capital Accounts, after giving effect to all contributions, distributions and allocations under this Agreement for all periods as required by Section 704(b) of the Code and the Regulations promulgated thereunder.

In the course of any liquidation, the difference between the fair market value and book value of any assets that are distributed in kind shall be credited or charged, as the case may be, to the Members’ (or assignees’) Capital Accounts in the manner provided in Subsection 3.9.5.

9.3 Reasonable Time for Liquidation. A reasonable time (not to exceed twelve (12) months) shall be allowed for the orderly liquidation and winding up of the Company in order to minimize any losses that may be attendant upon such liquidation.

9.4 Distribution to Liquidating Trust. In the discretion of the Board of Directors, assets otherwise distributable to the Members (or assignees) pursuant to Section 9.2 may be distributed to a liquidating trust established for the benefit, and upon the agreement, of all Members (and assignees) for purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or potential liabilities or obligations of the Company.

9.5 Date of Termination. The Company shall be completely terminated when all property of the Company shall have been disposed of by the Company in accordance with Section 9.2. The establishment of any reserves in accordance with the provisions of Section 9.2 or the creation of a liquidating trust in accordance with Section 9.4 shall not have the effect of extending the existence of the Company, but any remaining balance in any such reserve or liquidating trust shall be distributed in the manner provided in Section 9.2 upon expiration of the period of such reserve or liquidating trust, as the case may be.

9.6 Certificate of Cancellation. Upon completing the winding up and liquidation of the Company, the Company shall cause to be filed a Certificate of Cancellation of the Company as provided by Act § 18-203. The Members agree to join in executing such document if such joinder is required by the Act or deemed necessary or appropriate by the Company. Upon the filing of the Certificate of Cancellation, the Members shall cease to be such and the Company and this Agreement shall be terminated.

ARTICLE 10

COMPANY FUNDS AND ACCOUNTING

10.1 Books of Account: Records and Information. The books of account of the Company shall be maintained at the Company’s principal executive office or such other, location determined by the Board of Directors, and each Member shall have access thereto at all reasonable times.

10.2 Period and Method of Accounting. The Company’s books of account shall be maintained on such fiscal year basis as may be determined by the Board of Directors or required by Code Section 706, and such books shall be kept in accordance with such method of accounting as may be adopted by the Board of Directors or as required by the Code.

10.3 Reports. As soon as reasonably practicable after the end of each fiscal year, the Company shall furnish each Member (and assignee) with a copy of a statement of income or loss of the Company for such year, and a statement showing the amounts allocated to such Member (or assignee) pursuant to this Agreement during or in respect of such year, and any items of income, expense or credit allocated to it for purposes of federal income taxation pursuant to this Agreement, all prepared in accordance with the accounting method adopted by the Company, all of which information will be reflected in the Company’s federal income tax return. Delivery of a copy of such tax return to each Member (and assignee) shall be sufficient to fulfill the obligation of the Company with respect to providing such information. The Company shall use its reasonable best efforts to provide each Member such income tax information (including Schedule K-1) within ninety (90) days after the end of each fiscal year (for tax purposes) of the Company.

10.4 Tax Elections. The Board of Directors shall have the responsibility for making (and revoking) all tax elections on behalf of the Company (and which are to be made by the Company as opposed to the Members) under the Code. Upon the transfer of an Interest in the Company or a distribution of property to a Member (or assignee), the Company may, but is not required to, elect, pursuant to Section 754 of the Code, to adjust the basis of Company Property as allowed by Section 734(b) and 743(b) thereof.

10.5 Tax Matters Manager. Hattiesburg shall be Tax Matters Manager and shall act as the Tax Matters Partner as defined in the Code Section 6231(a)(7). As such, Hattiesburg shall keep all the Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g) and shall furnish all Members a copy of each notice or communication received by Hattiesburg (as the Tax Matters Manager) from the Internal Revenue Service regarding any such administrative or judicial proceeding. The Tax Matters Manager shall execute, on behalf of the Company, any and all documents and returns necessary to comply with the Regulations promulgated under Code Sections 6221 through 6232.

ARTICLE 11

MANAGEMENT OF MEDICAL FACILITY

11.1 Advisory Board. It shall be the policy of the Company that any medical facility owned by the Company shall be operated as a division of the Company under the administrative direction of an “Administrator” and with the advice of an “Advisory Board”, not less than two-thirds of the members of which shall be persons who are residents of the area served by the facility. The medical practice conducted in each medical facility shall be under the supervision of the medical staff of such facility and shall be conducted in accordance with the highest standards of medical ethics and professional competence.

11.2 Bylaws and Meetings of Advisory Board. The Advisory Board shall be governed by this Agreement, but in addition thereto, shall authorize and adopt Bylaws for its own management, subject to the authority of the Board of Directors. Such Bylaws shall provide rules of the procedure for the election of officers, regular meetings, and keeping of a permanent record of the minutes of the meetings of the Advisory Board. Such Bylaws and rules of procedure shall also provide for the giving of adequate notice of the meetings, and a fair and just procedure to be followed in the reaching of evidentiary and judgmental determinations as to the actions of any medical staff member or any employee of the medical facilities or Company. The rules of procedure shall further provide that all action taken by the Advisory Board shall be reported to and subject to the authority of the Board of Directors of the Company.

11.3 Administrator/CEO of Medical Facility. The Board of Directors shall confirm the appointment of a competent and experienced Administrator/CEO of the medical facility, who shall be its direct representative in the day to day management of and shall serve as the chief administrative executive of the medical facility. The Advisory Board may make recommendations to the Board of Directors concerning candidates for the position of Administrator/CEO. The Administrator shall be given the necessary authority and held responsible for the administration of the medical facility in all departments, subject only to the policies enacted by the Board of Directors or by the Advisory Board pursuant to any authority delegated to it for medical matters.

11.4 Amendment. This Article of this Agreement shall not be amended, modified, or repealed without a Super-Majority vote of the Board of Directors at a meeting at which such article is to be considered, except with respect to any medical facilities which, in the opinion of at least three (3) Directors, are not operating in accordance with the highest standards of medical ethics and professional competence or good business practices.

ARTICLE 12

GENERAL

12.1 Covenant Not to Compete. Each of the Members, and their Affiliates, hereby covenant and agree that during the “Noncompete Period” within the “Noncompete Area” they shall not directly or indirectly, (a) acquire, lease, manage, be a member of, consult for, be employed by, provide services to, finance or own any part of (as member, shareholder or partner) any healthcare facility which provides any services similar to the services provided by the Hospital, or (b) solicit for employment or employ any person who at Closing became an employee of the Company or an Affiliate of Company, or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the Company, on the one hand, and any physician, physician group, or other healthcare provider with whom the Company contracts with in connection with the Hospital, on the other hand. The “Noncompete Period” shall commence as to each Member upon such Member’s admission as a Member and terminate two (2) years following the date upon which such Member ceases to be a Member. The “Noncompete Area” shall mean the area within a twenty five (25) mile radius of the Hospital. Notwithstanding the foregoing, the following shall not be deemed a breach of this Section 12.1: (a) Ownership of less than five percent (5%) of the stock of a publicly held company; and (b) the provision by a Member of healthcare services through such Member’s medical practice so long as such services are typical and customary for a single location physician practice having no greater than the number of physicians that are practicing in Member’s group practice at the same location as Member’s primary practice location.

12.1.1 In the event of a breach of this Section 12.1, the breaching party recognizes that monetary damages shall be inadequate to compensate the nonbreaching parties and the Company, and the Company shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys fees of securing such injunction to be borne by the breaching party. Nothing herein contained shall be construed as prohibiting the nonbreaching parties or the Company from pursuing any other remedy available for such breach or threatened breach.

12.1.2 All parties hereto hereby acknowledge the necessity of protection against the competition of the Members and any Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate each Member for agreeing to the restrictions contained in Section 12.1 hereof. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

12.1.3 In the event a physician practice entity becomes a Member, such entity covenants and agrees to cause its physician owners, and such other of its owners and employees as the Company may reasonably request, to execute covenants not to compete which conform to the provisions of Section 12.1 and its Subsections.

12.2 Filings. The Company shall execute and cause to be filed such certificates and documents required by any jurisdiction in which the Company engages in business. The Company shall take all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other jurisdiction in which the Company engages in business.

12.3 Status of Company for Tax Purposes. The Members intend that the Company be classified as a partnership for federal income tax purposes. The Members shall be under a continuing obligation to perform their duties and responsibilities under this Agreement in light of such intention, and the Company shall do any and all things and acts necessary or appropriate to maintain such classification including filing Form 8832 with the Internal Revenue Service.

12.4 Waiver of Action for Partition. Each Member (and assignee) irrevocably waives, during the term of the Company, any right that it may have to maintain any action for partition with respect to the Company and its property.

12.5 Nonrecourse Loans. If the Company borrows money on a nonrecourse basis, then the creditor who makes such a loan to the Company will not have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.

12.6 Notice. Any notice or request required or desired to be given pursuant to this Agreement shall be deemed to have been properly given if the same shall be in writing and shall be either personally delivered, or deposited in the United States certified or registered mail, with postage prepaid, or deposited with any other generally recognized delivery service with charges prepaid or billed to the sender, and addressed to the Company at its principal executive office or addressed to such other person to whom such notice or request is intended to be given at such address as such person may have previously furnished in writing to the Company or to such person’s last known address.

12.7 Amendment. Subject to Subsection 4.8, this Agreement may be amended or modified by the Company’s Board of Directors.

12.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, representatives, transferees, successors and assigns. This Agreement may be executed in counterparts and by facsimile, which together shall deemed one and the same instrument.

12.9 Construction. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would otherwise fairly require. The titles of the Articles, Sections and Subsections herein have been inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. All references herein to Articles, Sections and Subsections shall mean the appropriate numbered Article, Section and Subsection hereof except where reference is made to the Act, the Code, the Regulations or to some other specified law, regulation or instrument.

12.10 Survival of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law.

12.11 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Members with respect to the subject matter hereof and shall control over any inconsistent understanding, restriction, representation, or warranty among the Members.

12.12 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware except where reference is herein made to sections or provisions of the Code or Regulations. All references to sections or provisions of the Code and Regulations shall mean such sections or provisions as now or hereafter amended and shall include any successor sections or provisions.

12.13 Arbitration of Disputes. Except with respect to the provisions of Section 12.1 and Subsections 12.1.1,12.1.2 and 12.1.3, the parties hereto agree that they shall seek to resolve any and all disputes arising under this Agreement or the documents delivered pursuant hereto or otherwise relating to the transactions contemplated hereby in an amicable and businesslike manner through informal discussions. In the event such informal discussions have not produced a resolution of such dispute within fifteen (15) days of commencing such informal discussions, then either party may initiate arbitration proceedings with respect to the dispute. The parties hereby agree that any such arbitration shall be final and binding upon the parties, to the fullest extent permitted by law. Such arbitration proceedings shall be conducted in the State of Mississippi and in accordance with the National Health Lawyer’s Association Alternative Dispute Resolution Procedures as then in effect.

The undersigned Members have executed this Agreement as of the date first above written by executing the attached signature pages which are hereby incorporated by reference.

Executed by the undersigned initial members of the Company, as of the Effective Date referenced herein.

QHG OF HATTIESBURG, INC.

By:
Its	Vice President

QHG OF FORREST COUNTY, INC.

By:
Its:	VICE-PRESIDENT